APPENDIX I
THIRD AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT OF
HOMELAND ENERGY SOLUTIONS, LLC

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF HOMELAND ENERGY SOLUTIONS, LLC dated April 4, 2013, as amended, (the “Operating Agreement”) is adopted and approved effective as of the 12th day of April, 2018, by the affirmative vote of a majority of the Membership Voting Interests represented at a Member meeting of Homeland Energy Solutions, LLC (the “Company”) at which a quorum was present, pursuant to Section 8.1 of the Operating Agreement.

The Operating Agreement is amended as follows:

1.    Section 7.4 of the Operating Agreement is removed in its entirety and is replaced by the following:

7.4    Tax Matters.

(a)
Appointment. The Chairman of the Board is hereby appointed as the “tax matters partner” (as defined in Code Section 6231 prior to its amendment by the Bipartisan Budget Act of 2015 (“BBA”)) (the “Tax Matters Member”) and the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a) (as amended by the BBA). The Tax Matters Member or Partnership Representative may resign at any time. The Tax Matters Member or Partnership Representative may be removed at any time by the Directors. Upon resignation, death, or removal of the Tax Matters Member or Partnership Representative, the Directors will select the successor Tax Matters Member or Partnership Representative.

(b)
Tax Examinations and Audits. The Tax Matters Member and Partnership Representative are each authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Tax Matters Member or Partnership Representative, which authorization may be withheld by the Tax Matters Member or Partnership Representative in its sole discretion. The Tax Matters Member or Partnership Representative has sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

(c)
Income Tax Elections. Except as otherwise provided herein, each of the Tax Matters Member and Partnership Representative has the sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company, including (1) the election out of the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”) for tax years beginning on or after January 1, 2018 pursuant to Code Section 6221(b) (as amended by the BBA); and (2) for any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, the election of the alternative procedure under Code Section 6226, as amended by Section 1101 of the BBA.

(d)
Tax Returns. Each Member agrees that such Member will not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return.

(e)
Survival of Obligations. The obligations of each Member or former Member under this Section survive the transfer or redemption by such Member of its Units and the termination of this Agreement or dissolution of the Company. Each Member acknowledges and agrees that, notwithstanding the transfer or redemption of all or a portion of its Membership Interest in the Company, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such transfer or redemption.

I, Mathew Driscoll, do hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and further certify that the above amendment was duly adopted by a majority of the members of the Company at a meeting of the members held on April 12, 2018, at which a quorum of Members was present, in accordance with the provisions of the Company’s Operating Agreement.

/s/ Mathew Driscoll
Mathew Driscoll, Secretary
Approved:
/s/ Steven Core
Steven Core, Chairman of the Board

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